United States Steel Corporation Reports 2011 First Quarter Results

PITTSBURGH, April 26, 2011 /PRNewswire-FirstCall/ --

  First quarter net loss of $86 million, or $0.60 per share, including $81 million, or $0.56 per diluted share, of net foreign currency gains, primarily from the remeasurement of intercompany loans
  First quarter shipments of 5.8 million tons, an increase of six percent from fourth quarter 2010
  First quarter net sales of $4.9 billion, an increase of 13 percent from fourth quarter 2010
  Reportable segment and Other Businesses loss from operations of $20 million, a significant improvement from fourth quarter 2010 loss from operations of $92 million
  Second quarter Flat-rolled segment outlook reflects significant projected income from operations, driven largely by increased average realized prices

United States Steel Corporation (NYSE: X) reported a first quarter 2011 net loss of $86 million, or $0.60 per diluted share, compared to a fourth quarter 2010 net loss of $249 million, or $1.74 per diluted share, and first quarter 2010 net loss of $157 million, or $1.10 per diluted share.

Earnings Highlights

(Dollars in millions, except per share amounts)	1Q 2011	4Q 2010	1Q 2010
Net Sales	$ 4,864	$ 4,300	$ 3,896
Segment (loss) income from operations
Flat-rolled	$ (57)	$ (156)	$ (80)
U. S. Steel Europe	(5)	(39)	12
Tubular	30	96	45
Other Businesses	12	7	10
Total reportable segment and Other Businesses loss from operations	$ (20)	$ (92)	$ (13)
Retiree benefit expenses	(71)	(43)	(44)
Other items not allocated to segments	-	21	-
Loss from operations	$ (91)	$ (114)	$ (57)
Net interest and other financial (income) costs	(21)	94	108
Income tax provision (benefit)	16	41	(7)
Net loss attributable to noncontrolling interests	-	-	(1)
Net loss attributable to United States Steel Corporation	$ (86)	$ (249)	$ (157)
-Per basic share	$ (0.60)	$ (1.74)	$ (1.10)
-Per diluted share	$ (0.60)	$ (1.74)	$ (1.10)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "We reported better first quarter operating results in comparison to the fourth quarter as improving economic conditions and firm customer demand led to increased average realized prices, shipments and raw steel capability utilization for our North American and European flat-rolled operations. The improvements were partially offset by increased raw materials costs."

The company reported a first quarter 2011 loss from operations of $91 million, compared with a loss from operations of $114 million in the fourth quarter of 2010 and a loss of $57 million in the first quarter of 2010.

Retiree benefit expenses increased in the first quarter of 2011 as a result of a decline in the market-related value of pension plan assets and higher amortization of unrecognized losses, both of which relate to pension plan asset losses experienced in 2008.

There were no other items not allocated to segments in the first quarter of 2011 or 2010. Other items not allocated to segments in the fourth quarter of 2010 increased net income by $11 million, or seven cents per diluted share.

Net interest and other financial costs in the first quarter of 2011 included a foreign currency gain that increased net income by $81 million, or 56 cents per share. The net gain primarily resulted from the accounting re-measurement of a $1.7 billion U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by losses on euro-U.S. dollar derivatives activity. This compares to a foreign currency loss that decreased net income by $33 million, or 23 cents per diluted share, in the fourth quarter of 2010 and a foreign currency loss that decreased net income by $56 million, or 39 cents per share, in the first quarter of 2010.

For the first quarter 2011, we recorded a tax provision of $16 million on our pre-tax loss of $70 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, and also does not reflect any tax provision for foreign currency gains that are not recognized in any tax jurisdiction.

As of March 31, 2011, U. S. Steel had $421 million of cash and $2.0 billion of total liquidity as compared to $578 million of cash and $2.1 billion of total liquidity at December 31, 2010.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses reported a loss from operations of $20 million, or $3 per ton, in the first quarter of 2011, compared with a loss of $92 million, or $17 per ton, in the fourth quarter of 2010 and a loss of $13 million, or $2 per ton, in the first quarter of 2010.

First quarter results for the Flat-rolled segment improved compared to the fourth quarter 2010 as increases in average realized prices were only partially offset by higher raw materials costs primarily for purchased scrap and coal. Average realized prices increased by $63 per ton to $720 per ton as we began to realize the benefits of increased spot market and some contract prices throughout the quarter. Shipments increased by three percent to 4.0 million net tons as customer demand for carbon flat-rolled products continued to moderately increase in line with economic growth. Hamilton Works' iron and steelmaking and finishing facilities remained idled throughout the quarter due to an ongoing labor dispute. We incurred approximately $40 million in idle facility carrying costs during both the first quarter 2011 and the fourth quarter 2010. The raw steel capability utilization rate in the first quarter was 77 percent for the Flat-rolled segment, five percent higher than the fourth quarter 2010.

U. S. Steel Europe (USSE) results improved as the benefits of increased euro-based transaction prices and shipments were largely offset by higher raw materials costs. Shipments increased by 17 percent to 1.4 million tons due to increased customer demand, driven by improved economic conditions, reduced imports and lower customer supply chain inventory levels. The reported average realized price increased by $30 per ton in the first quarter to $823 per ton. USSE operated at 92 percent of raw steel capability for the first quarter, a 15 percent increase over the fourth quarter 2010 as we restarted a blast furnace at U. S. Steel Serbia that was idle during most of the fourth quarter.

Tubular results were lower than the fourth quarter as costs for hot-rolled bands and rounds supplied by our Flat-rolled segment increased while average realized prices decreased due to product mix and competitive market conditions. Shipments increased by 10 percent to 425 thousand tons, and the reported average realized price decreased by $57 to $1,447 per ton.

Outlook

Commenting on U. S. Steel's outlook for the second quarter, Surma said, "We expect to report a significant overall operating profit, primarily due to the realization of price increases in our Flat-rolled segment. Order rates for most customer groups, which began to improve later in the fourth quarter, remained firm throughout the first quarter. While recent order rates have moderated, we remain cautiously optimistic that improving global economic conditions will continue, further stimulating end user demand. We are assessing the effect of the events in Japan on our business. Some of our automotive customers have reduced April builds and adjusted future production schedules due to parts shortages. We expect reductions in automotive production during the quarter to be made up in 2011 as vehicle inventories, presently low compared to historical levels, will need to be replenished."

Flat-rolled results for the second quarter 2011 are expected to improve significantly compared to the first quarter 2011 driven largely by significantly higher average realized prices. Raw materials costs are expected to remain relatively stable, reflecting our iron ore, coal and coke position. Average realized prices are expected to increase from first quarter 2011 as we realize the benefits from increases in spot and contract prices, with index-based contract prices reflecting significantly higher published market price assessments. Raw steel capability utilization is expected to increase from the first quarter of 2011 as all of our steelmaking facilities are expected to operate for the majority of the period except for Hamilton Works.

We expect second quarter 2011 results for USSE to be in line with the first quarter 2011 as increased average realized prices are expected to be offset by higher raw materials costs and decreased shipments. Average realized prices are expected to increase from first quarter 2011 as we realize the benefits from increases in contract prices. Our raw steel capability utilization rate is expected to decrease from the first quarter of 2011 due to reduced spot market demand caused by increased production across Europe and the rising threat of imports. Strength of underlying demand, as well as low to moderate inventory levels across the supply chain, should limit the duration of this current cycle. Based on the current low level of spot customer orders, we have decided to accelerate planned maintenance on a blast furnace in Serbia, originally scheduled for later in the year. We will continue to adjust our blast furnace configuration to coincide with our customers' order rates.

Second quarter results for Tubular are expected to be in line with the first quarter as the benefits of increased average realized prices and shipments will be offset by higher costs for hot-rolled bands supplied by our Flat-rolled segment and purchased rounds. Average realized transaction prices are expected to increase from first quarter levels as price increases take effect and product mix improves.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are in the early stages of a gradual economic recovery, U. S. Steel cannot control or predict the extent and timing of economic recovery. U. S. Steel has incurred costs to rebuild working capital during the recovery and we may continue to incur additional working capital costs primarily related to the increases in raw materials prices, but we cannot accurately forecast the amount of such costs. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements, including any successor to the labor agreement covering our Hamilton Works operations; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments, especially any further effects from the events in Japan. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government, state governments and their agencies, including those related to CO2 emissions and climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect USSE's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. Factors that may affect our decisions on strategic initiatives include, among other things: (s) the cost and availability of capital; (t) the anticipated cost of additional facilities (whether built or acquired); and (u) current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications. Factors that may affect our ability to construct new facilities include: (v) levels of cash flow from operations; (w) general economic conditions; (x) business conditions; (y) cost and availability of capital; (z) receipt of necessary permits; and (aa) unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent filings for U. S. Steel.

A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on first quarter earnings on Tuesday, April 26, at 3 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2011	2010	2010

NET SALES	$ 4,864	$ 4,300	$ 3,896

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,621	4,115	3,639
Selling, general and administrative expenses	180	162	148
Depreciation, depletion and amortization	169	168	165
(Income) loss from investees	(8)	(7)	5
Net (gains) loss on disposal of assets	(6)	(16)	(3)
Other income, net	(1)	(8)	(1)

Total operating expenses	4,955	4,414	3,953

LOSS FROM OPERATIONS	(91)	(114)	(57)
Net interest and other financial (income) costs	(21)	94	108

LOSS BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(70)	(208)	(165)
Income tax provision (benefit)	16	41	(7)

Net loss	(86)	(249)	(158)
Less: Net loss attributable to the
noncontrolling interests	-	-	(1)
NET LOSS ATTRIBUTABLE TO UNITED STATES
STEEL CORPORATION	$ (86)	$ (249)	$ (157)

COMMON STOCK DATA:

Net loss per share attributable to United
States Steel Corporation shareholders:
-Basic	$ (0.60)	$ (1.74)	$ (1.10)
-Diluted	$ (0.60)	$ (1.74)	$ (1.10)

Weighted average shares, in thousands
-Basic	143,801	143,712	143,390
-Diluted	143,801	143,712	143,390

Dividends paid per common share	$ 0.05	$ 0.05	$ 0.05

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

		Quarter Ended
		March 31
(Dollars in millions)		2011	2010

Cash (used in) provided by operating activities:
Net loss		$ (86)	$ (158)
Depreciation, depletion and amortization		169	165
Pensions and other postretirement benefits		33	(150)
Deferred income taxes		8	15
Working capital changes		(45)	(177)
Income taxes receivable/payable		79	218
Currency remeasurement (gain) loss		(101)	66
Other operating activities		(40)	(38)
Total		17	(59)

Cash (used in) provided by investing activities:
Capital expenditures		(180)	(125)
Disposal of assets		12	65
Other investing activities		(4)	(4)
Total		(172)	(64)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	240	-
	- repayments	(240)	(270)
Issuance of long-term debt, net of financing costs		-	582
Repayment of long-term debt		(4)	(4)
Common stock issued		4	1
Dividends paid		(7)	(7)
Total		(7)	302

Effect of exchange rate changes on cash		5	(11)

Net (decrease) increase in cash and cash equivalents		(157)	168
Cash and cash equivalents at beginning of the year		578	1,218

Cash and cash equivalents at end of the period		$ 421	$ 1,386

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2011	2010

Cash and cash equivalents	$ 421	$ 578
Receivables, net	2,596	2,023
Inventories	2,255	2,352
Other current assets	265	351
Total current assets	5,537	5,304
Property, plant and equipment, net	6,627	6,486
Investment and long-term receivables, net	694	670
Goodwill and intangible assets, net	2,061	2,035
Other assets	849	855

Total assets	$ 15,768	$ 15,350

Accounts payable	$ 2,127	$ 1,804
Payroll and benefits payable	952	938
Short-term debt and current maturities of long-term debt	217	216
Other current liabilities	227	189
Total current liabilities	3,523	3,147
Long-term debt, less unamortized discount	3,518	3,517
Employee benefits	4,352	4,365
Other long-term liabilities	466	469
United States Steel Corporation stockholders' equity	3,908	3,851
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$ 15,768	$ 15,350

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2011	2010	2010

(LOSS) INCOME FROM OPERATIONS
Flat-rolled	$ (57)	$ (156)	$ (80)
U. S. Steel Europe	(5)	(39)	12
Tubular	30	96	45
Other Businesses	12	7	10

Reportable Segment and Other Businesses Loss from Operations	(20)	(92)	(13)
Retiree benefit expenses	(71)	(43)	(44)
Other items not allocated to segments:
Net gain on sale of assets	-	21	-

Total Loss from Operations	$ (91)	$ (114)	$ (57)

CAPITAL EXPENDITURES
Flat-rolled	$ 125	$ 194	$ 80
U. S. Steel Europe	23	27	44
Tubular	31	22	-
Other Businesses	1	7	1

Total	$ 180	$ 250	$ 125

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2011	2010	2010

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	720	657	654
U. S. Steel Europe	823	793	614
Tubular	1,447	1,504	1,389
Steel Shipments: (a) (b)
Flat-rolled	3,954	3,856	3,572
U. S. Steel Europe	1,445	1,233	1,522
Tubular	425	386	310

Total Steel Shipments	5,824	5,475	5,404
Intersegment Shipments: (b)
Flat-rolled to Tubular	389	386	361
Raw Steel Production : (b)
Flat-rolled	4,598	4,387	4,383
U. S. Steel Europe	1,681	1,427	1,588
Raw Steel Capability Utilization: (c)
Flat-rolled	77%	72%	73%
U. S. Steel Europe	92%	77%	87%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.

CONTACT: Media, Erin DiPietro, +1-412-433-6845, or Investors/Analysts, Dan Lesnak, +1-412-433-1184